DEVELOPMENT AGREEMENT

THIS DEVELOPMENT AGREEMENT ("Agreement") is entered into as of May 8, 2012, by and between American Water Solutions, Inc., a Utah corporation ("AWS") and Intelligent Highway Solutions, Inc., a California based corporation ("IHS"). AWS and HIS are at times referred to individually as a "Party" or collectively as the "Parties".

RECITALS:

A.
WHEREAS, IHS intends to develop a proprietary intelligent highway wireless traffic flow monitoring system (hereinafter referred to as the "Technology") utilizing wireless monitoring technology, which it will market as a traffic monitoring system.

B.	WHEREAS, AWS is in the business of providing wireless products and solutions for its customers.

C.
WHEREAS, AWS and IHS both agree that it is the intent of each party to enter into this Agreement for the specific purpose of indentifying the relationship and ownership of the Technology and the marketing rights and exclusive manufacturing and supply rights of the hardware and software for the Technology.

D.	WHEREAS, IHS will own the rights to the Technology and purchase the rights to the hardware and software design from AWS and will have the exclusive Marketing Rights to the Product.

E.	WHEREAS, AWS will have non-exclusive Manufacturing and Supply Rights to the hardware and the exclusive rights to the software for the Product and will sell its development rights in the design to IRS.

NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, it is mutually agreed between the Parties as follows:

ARTICLE 1. Definitions. Unless the context clearly indicates otherwise, when used in this Agreement the following terms shall have the meaning set forth in this Article.

1.1	"Technology" means the developed proprietary intelligent highway wireless traffic flow monitoring system utilizing wireless technology and developed specific proprietary code.

1.2	"Marketing Rights" means the "Exclusive Rights" to market the "Product".

1.3
"Manufacturing and Supply Rights" means the "Exclusive" right to produce the hardware and software for the "Product" within the specifications, standards of the Product and to sell such hardware and software to IHS for the Product.

.
1.4	"AWS" means American Water Solutions, Inc., a Utah corporation with its address at 739 South 300 West Salt Lake City, Utah 84101.

1.5	"IHS" means Intelligent Highway Solutions, Inc. a California corporation with its address at 450 South 400 East Bountiful, Utah 84010.

ARTICLE 2 — Consideration

3.1	IHS agree to pay to AWS thirty six Thousand dollars ($36,000.00) as payment for the development of the Technology and the Code.

3.2
The terms of payment of the consideration under this Agreement shall be as follows:

Upon execution of this Agreement, IHS shall tender in certified funds two-thousand dollars ($2,000.00).
Upon the release of initial drawings and specifications ten-thousand dollars ($10,000.00)

The original design will be finished within 20 days upon receipt of the first payment. An additional payment of twelve thousand dollars ($12,000.00) will be due upon the completion of the original design.

The prototype will be completed within 20 days of the second payment. The balance of the consideration of twelve thousand dollars ($12,000.00) shall be due and payable upon completion of the prototype.

ARTICLE 4 — Closing.

4.1	Upon execution of this Agreement:

(a)	IHS sign the necessary documents to designate AWS with the exclusive Manufacturing and Supply Rights to the Product.

(b)	AWS shall sign the necessary documents to designate IHS as the owner of the Technology and to assure IHS will have continued access to the Technology.

(c)	The Parties shall each deliver such other documents and/or complete such other actions that may be necessary to complete the terms of this Agreement.

ARTICLE 6 — "AWS's" Covenants, Representations and Warranties.

6.1
AWS has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder and that no consent of any third party is required for AWS to enter into this Agreement or to consummate the transaction contemplated hereby.

6.2	AWS shall not take any other action which may have an adverse effect on the consummation of this transaction.

6.3	There are no suits or proceedings pending or threatened against or affecting AWS which would have a materially adverse effect on this transaction.

6.4	All representations and warranties of AWS shall survive execution of this Agreement.

ARTICLE 7 — IHS Representations and Warranties.

7.1
INS has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and that no consent of any third party is required for INS to enter into this Agreement or to consummate the transaction contemplated hereby.

7.2	IHS shall not take any other action which may have an adverse effect on the consummation of this transaction.

7.3	There are no suits or proceedings pending or threatened against or affecting IHS which would have a materially adverse effect on this transaction.

7.4	All representations of INS shall survive execution of this Agreement.

ARTICLE 8 — Miscellaneous.

8.1
This Agreement constitutes the entire agreement of the Parties and supercedes all other prior agreements, oral or written, with respect to the subject matter hereof. The provisions of this Agreement shall be construed as a whole and not strictly for or against either Party, regardless of which Party drafted this Agreement.

8.2	All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, their successors and assigns.

8.3
In the event either Party initiates or defends any legal action or proceeding with respect to this Agreement or the transactions contemplated herein, the prevailing Party in any such action or proceeding shall be entitled to recover from the losing Party in any such action or proceeding its reasonable costs and attorney's fees.

8.4
In the event that any of the terms, conditions or provisions of this Agreement are held to be illegal, unenforceable or invalid by any court of competent jurisdiction, the legality and enforceability of the remaining terms, conditions or provisions shall not be affected thereby.

8.5	This Agreement shall be governed, construed and enforced in accordance with the lawsof the state of Utah and the laws of the United States of America.

IN WITNES WREREOF, the Parties have executed this Agreement, the date and year first written.

Am‘rican Water Solutions, Inc. Lawrence Lebeau, President	liftellfgi +i‘SSiste m s, Inc. Devon-Yqnes, CEO